Delisting Determination, The Nasdaq Stock Market, LLC, June 11, 2025, Evergreen Corporation.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Evergreen Corporation effective at the opening of the trading session on June 30, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(a)(2).
The Company was notified of the Staff determination on February 3, 2025. The Company securities were suspended on February 13, 2025.
The Staff determination to delist the Company securities became final on February 13, 2025.